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Press Release
For Immediate Release

S&P Global Appoints Eric Aboaf as Chief Financial Officer

NEW YORK, October 15, 2024 /PRNewswire/ -- S&P Global (NYSE: SPGI) today announced the appointment of Eric Aboaf as Chief Financial Officer, effective February 2025. As an Executive Vice President and member of the Executive Leadership Team, Mr. Aboaf will oversee all aspects of the company’s Finance function. He will report to Ms. Martina L. Cheung, S&P Global’s incoming President and CEO. Ms. Cheung, as previously announced, assumes her role on November 1, 2024.

“Eric brings a wealth of experience in financial services having held CFO roles for multiple publicly traded companies,” said Ms. Cheung. “With a well-established record of driving sustainable growth, as well as a deep understanding of the markets and regulatory landscape in which we operate, he will help ensure we continue to deliver strong value for our shareholders in alignment with our strategy.”

Mr. Aboaf joins S&P Global from State Street Corporation (NYSE: STT) where he has served as the company’s Chief Financial Officer for nearly eight years, as well as Vice Chairman since 2022. In these roles, he was responsible for the company’s global financial strategy and finance functions, including treasury, accounting, tax, reporting, strategy and M&A, and investor relations. He also oversaw its Markets and Financing business. State Street Corporation is a leading financial services company for institutional investors with $44 trillion in assets under custody with approximately 53,000 employees worldwide.

Prior to his roles at State Street Corporation, Eric served as CFO for Citizens Financial Group, one of the largest regional banks in the United States, where he led all financial functions of the company with a focus on driving growth, expanding net interest margin, and leading efficient capital allocation programs. He also previously held senior financial roles during his twelve years with Citigroup, including as Treasurer where he managed the company’s $1.9 trillion balance sheet. Earlier in his career, Eric was a partner at Bain & Company where he co-led the US financial services consulting practice and focused on growth strategy.

Eric graduated summa cum laude from The Wharton School, earned a master’s degree from the Massachusetts Institute of Technology, and serves as Board Chair of the New York City Urban Debate League.

“I am thrilled Eric will join the Company and bring his broad experience as a CFO,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “And I would also like to thank Christopher Craig who will continue to serve in his Interim CFO capacity until Eric joins the Company in February. Chris has been a great partner over this period and has positioned Eric for a smooth and seamless transition.”

About S&P Global
S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world's leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world's leading organizations plan for tomorrow, today. For more information visit www.spglobal.com.

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